Exhibit 99

BEMIS COMPANY, INC.

222 South Ninth Street

Suite 2300

Minneapolis, MN 55402-4099

For additional information please contact:

Melanie E. R. Miller,

Vice President, Investor Relations

and Assistant Treasurer

(612) 376-3030

FOR IMMEDIATE RELEASE

BEMIS COMPANY ANNOUNCES PRICING OF PRIVATE OFFERING OF NOTES

MINNEAPOLIS, March 14, 2005 — Bemis Company, Inc. (NYSE:BMS) today announced the pricing of a private offering of $300 million aggregate principal amount of its 4.875% notes due 2012. The offering is expected to close on March 17, 2005.  The Company intends to use the net proceeds of the offering to repay a portion of its outstanding commercial paper, approximately $250 million of which was issued in connection with the Company’s recent acquisition of Dixie Toga, S.A.

The offering is being made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.

The notes have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.  This announcement is neither an offer to sell nor a solicitation of any offer to buy any of these notes nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.